EXHIBIT 5


                           [LETTERHEAD OF]


                       Cravath, Swaine & Moore



                                                         July 20, 1995


                     Bristol-Myers Squibb Company
                Common Stock, Par Value $.10 Per Share


Dear Sirs:

          We have acted as special counsel for Bristol-Myers Squibb Company, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the proposed shelf registration of 2,500,000 shares of common stock, par value $.10 per share, of the Company (the "Shares").

          In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

          Based upon the foregoing, we are of opinion that the Shares are validly authorized and are legally issued, fully paid and nonassessable.

          We know that we are referred to under the heading "Validity of the Securities" in Registration Statement, and we consent to such use of our name in the Registration

Statement and to the use of this opinion for filing as an exhibit to the Registration Statement.


                                   Very truly yours,




                                  Cravath, Swaine & Moore


Bristol-Myers Squibb Company
  345 Park Avenue
    New York, NY 10154-0037

37A